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Exhibit 5.1

March 30, 2005

Qwest Services Corporation
1801 California Street
Denver, CO 80202

Ladies and Gentlemen:

        At the request of Qwest Services Corporation, a Colorado corporation (the "Company"), I have examined Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the proposed offering of up to $504,103,000 in aggregate principal amount of 13.00% notes due 2007, $2,232,339,000 in aggregate principal amount of 13.50% notes due 2010 and $640,877,000 in aggregate principal amount of 14.00% notes due 2014 (collectively, the "Exchange Notes") in exchange for up to $504,103,000 in aggregate principal amount of the Company's outstanding 13.00% notes due 2007, $2,232,339,000 in aggregate principal amount of the Company's outstanding 13.50% notes due 2010 and $640,877,000 in aggregate principal amount of the Company's outstanding 14.00% notes due 2014, respectively (collectively, the "Outstanding Notes"). Qwest Communications International Inc. and Qwest Capital Funding, Inc. (together, the "Guarantors") will guarantee the obligations of the Company under the Exchange Notes (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of December 26, 2002, among the Company, the Guarantors and Bank One Trust Company, National Association, as trustee (the "Indenture").

        For purposes of this opinion letter, I have examined copies of those corporate and other documents and records as I considered relevant (together, the "Documents"). In my examination of the Documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to me as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        Based upon, subject to and limited by the foregoing, I am of the opinion that the Exchange Notes and the Guarantees have been duly authorized on behalf of the Company and the applicable Guarantors, respectively, and that, (i) following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes in exchange for the Exchange Notes as contemplated by the Registration Statement and related prospectus and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes and the Guarantees will constitute legal, valid and binding obligations of the Company and the applicable Guarantors, respectively.

        This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to revise or supplement this opinion letter in the event of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, my opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

        I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Stephen E. Brilz

Stephen E. Brilz
Deputy General Counsel

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  Exhibit 5.1